Stephen J. Schoepfer, President & COO
JAG Media Holdings, Inc.
(609) 945-0405
steve@jagnotes.com

JAG Media Holdings, Inc. Announces Definitive Share Purchase Agreement
in Connection with Its Proposed Acquisition of CardioGenics Inc.

Boca Raton, FL, May 22, 2009 - JAG Media Holdings, Inc. (OTCBB: JAGH) announced today that it and its newly created Canadian subsidiary, CardioGenics Exchangeco Inc., have entered into a definitive share purchase agreement with CardioGenics Inc. and its principle shareholder, Yahia Gawad pursuant to which Exchangeco will acquire all of the outstanding shares of CardioGenics Inc. in accordance with the terms of the share purchase agreement.

In consideration for the surrender of their CardioGenics common shares to Exchangeco, Exchangeco shall cause JAG Media to issue to the CardioGenics shareholders 422,183,610 shares of JAG Media common stock, par value $0.00001 (the “Share Consideration”) in accordance with the terms of the share purchase agreement. The CardioGenics shareholders shall have the option to receive their pro-rata allocation of the Share Consideration in the form of (a) JAG Media common stock, to be issued at the closing (the “JAG Consideration Shares”) or (b) exchangeable shares of Exchangeco, to be issued at the closing, which shares shall be exchangeable at any time after the closing into a number of shares of JAG Media common stock equal to such shareholders’ pro rata allocation of the Share Consideration (the “Exchangeable Shares”).

Upon issuance, the Share Consideration shall provide the CardioGenics shareholders with direct and/or indirect ownership of approximately 85% of JAG Media’s outstanding common stock (on a fully diluted basis) as of the closing, assuming (for purposes of such calculation) that the Exchangeable Shares were fully exchanged for the permitted number of shares of JAG Media common stock immediately following the closing.

All JAG Consideration Shares received by any CardioGenics shareholders in exchange for their CardioGenics common shares shall not be registered for resale and, therefore, shall remain subject to the rights and restrictions of Rule 144. All Exchangeable Shares received by any CardioGenics shareholders in exchange for their CardioGenics common shares (and any JAG Media common stock into which such Exchangeable Shares may be exchanged) shall not be registered for resale prior to six (6) months following the closing and, therefore shall remain subject to the rights and restrictions of Rule 144 prior to any such registration.

At the closing, JAG Media’s current directors will resign as directors of JAG Media and its subsidiaries and will also resign as officers and executives of JAG Media and its subsidiaries. JAG Media's board of directors will be replaced with designees of CardioGenics. The current directors of JAG Media will also enter into consulting agreements with the post-closing company at the closing, pursuant to which they will provide certain consulting services to assist the post-closing company in connection with certain transition matters.

The closing of the transaction is scheduled for June 30, 2009 and is subject to (a) the relevant parties to the transaction entering into a “Support Agreement” and “Exchange Rights Agreement,” prior to the closing, enabling Exchangeco to fulfill its obligations with respect to the Exchangeable Shares; (b) CardioGenics closing on private placements of not less than $1,500,000; (c) CardioGenics delivering its audited financial statements to JAG Media in accordance with the share purchase agreement; (d) the CardioGenics shareholders and Debenture holders making certain deliveries, prior to the closing, as set forth in the share purchase agreement; and (e) the satisfaction of various customary conditions to closing. All parties are dedicating their full resources to execute the remaining matters for the closing.

A copy of the share purchase agreement will be filed by the Company on Form 8-K, which will be available on EDGAR.

About JAG Media Holdings, Inc.

JAG Media Holdings, Inc. is a provider of Internet-based equities research and financial information that offers its subscribers a variety of stock market research, news and analysis, including "JAG Notes", the Company's flagship early morning consolidated research product.

About CardioGenics Inc.

CardioGenics develops technology and products targeting the immunoassay segment of the In-Vitro Diagnostic testing market. CardioGenics has developed the QL Care Analyzer, a proprietary Point Of Care immuno-analyzer, which will run a number of diagnostic tests under  development by CardioGenics, the first of which will be a series of cardiovascular diagnostic tests. As part of its core proprietary technology, CardioGenics has also developed a proprietary method for silver coating paramagnetic microspheres (a fundamental platform component of immunoassay equipment), which improve instrument sensitivity to light. CardioGenics’ principal offices are located in Mississauga, Ontario, Canada.